EX-FILING FEES

Calculation of Filing Fee Tables

424B2
(Form Type)

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.000% Ally Financial Term Notes, Series A Due April 15, 2027	457(r)			10,321,000	0.0001476	$1,523.38
Fees to Be Paid	Debt	6.1000% Ally Financial Term Notes, Series A Due April 15, 2029	457(r)			6,116,000	0.0001476	$902.72

Fees Previously Paid
	Total Offering Amounts					16,437,000
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							2,426.10

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